Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA Technologies, Inc. Announces Appointment of Brady M. Murphy as a Director

THE WOODLANDS, Texas, December 26, 2018 /PRNewswire/ -- TETRA Technologies, Inc. (“TETRA” or “the Company”) (NYSE: TTI) today announced that its board of directors has appointed TETRA President and Chief Operating Officer, Brady M. Murphy, as a member of the board of directors, effective December 19, 2018.

“Brady brings a wealth of energy services knowledge and experience to TETRA,” said Bill Sullivan, TETRA’s Chairman of the Board.  “He has made significant accomplishments as President and Chief Operating Officer of the Company and will continue to do so as a member of the board of directors.”

Stuart M. Brightman, TETRA’s Chief Executive Officer, stated, “I am pleased to welcome Brady to his expanded leadership role as a member of our board.  Since joining TETRA, he has made significant contributions in the areas of operational excellence and strategic direction.  We are confident that Brady’s leadership will tangibly enhance TETRA’s competitive position and contribute to sustained shareholder value well into the future.”

Mr. Murphy has served as President and Chief Operating Officer for TETRA since February 2018 and will continue in these roles in addition to serving as a member of TETRA’s board.  Prior to joining TETRA, Mr. Murphy served as Chief Executive Officer of Paradigm Group B.V., a private company focused on strategic technologies for the upstream energy industry.  Prior to this role, Mr. Murphy served at Halliburton and its affiliated companies for 34 years holding executive management roles in global and regional business development, marketing and operations.  Mr. Murphy received his B.S. degree in Chemical Engineering from Pennsylvania State University and is an alumnus of Harvard Business School’s Advanced Management Program.

About TETRA

TETRA is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, and compression services and equipment.  TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ:CCLP), a master limited partnership. Visit the company’s website at www.tetratec.com.

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Investor Contact	Media Contact
TETRA Technologies, Inc.	TETRA Technologies, Inc.
The Woodlands, Texas	The Woodlands, Texas
Stuart M. Brightman	TETRA Media Line:
Chief Executive Officer	+1 281.364.5060
Phone: +1 281.367.1983	media@tetratec.com
www.tetratec.com	www.tetratec.com